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HALLIBURTON COMPANY

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DAVID ALLEN SMITH

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Editorial Contact: FOR IMMEDIATE RELEASE	David A. Smith 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-6032 editor@HALwhistleblowers.org

Halliburton Shareholder Questions Timing of KBR Spinoff, Share Buyback;
Derivative Shareholder Lawsuit May Be Necessary, Smith Says

ALEXANDRIA, VIRGINIA, September 26, 2006 --- David A. Smith, a Halliburton shareholder, raised questions today about the timing of the KBR spinoff and the increased share repurchase program. Both corporate actions were announced in the last week.

KBR Spinoff - A Texas Two-Step?

On March 3, 1998, Halliburton filed a Form 8-K, announcing the planned acquisition of Dresser Industries. In the press release accompanying that filing, the Company's CEO, one Dick Cheney, is quoted as saying: "Halliburton and Dresser are an outstanding business and cultural fit. This is a win-win combination for both companies' shareholders, customers and employees. It represents a major step forward toward our goal of creating a fully integrated oilfield and engineering and construction services company with a global leadership position. The ability to provide complete, seamless solutions for customers is becoming the critical factor in winning large international service contracts. We will have the broadest range of capabilities in the industry and will remain focused on meeting the multiple and growing needs of customers worldwide."

On May 18, 1998, Halliburton filed a Form S-4, describing how Dresser subsidiary M.W. Kellogg would be combined with Brown & Root: "the Halliburton Board of Directors believes that a combination of the engineering expertise of Dresser's M. W. Kellogg operations with the strengths of Halliburton's Brown & Root, Inc. will endow the combined company with a highly competitive capability in engineering, procurement, construction and project management. This capability, when combined with its expanded oilfield services and products capacity, will enable the combined company to manage nearly all aspects of oil field development for customers."

As most Halliburton shareholders probably now know, the Dresser deal brought with it a great deal of asbestos-related liability.

"Halliburton's SEC filings are replete with the asbestos-related fallout of that deal," says Smith. "Did Dick Cheney and the non-management Directors conduct thorough due diligence into these matters before consumating the deal?"

Smith notes that a New Yorker article claims that Cheney negotiated the $7.7 billion deal "during a weekend of quail hunting." The article, entitled "Contract Sport: What Did the Vice President Do for Halliburton?", appeared February 16, 2004, and was written by Jane Mayer.

Smith also notes that the longest-serving Director of Dresser Industries was reportedly the late Senator Prescott Sheldon Bush, father of President George Herbert Walker Bush, and grandfather of President George Walker Bush. Prescott Bush served as a Director of Dresser Industries from 1930 to 1952. His son, the former President, worked at Dresser from 1948 until 1951 - while his father, Prescott Bush, was still on the Board of Directors.

"Was the decision to acquire Dresser that Dick Cheney and the Halliburton Board of Directors made a business decision - couched firmly in their fiduciary duties of loyalty and care - or was it a political decision, to effect a quiet, private buyout of the politically embarrassing asbestos and mesothelioma liability?" Smith asks. "The shareholders of Halliburton expect their capital to be managed prudently. The coffers of Halliburton are not a private Resolution Trust Corp."

"I question whether the 1998 deal was done to keep the Dresser asbestos and mesothelioma lawsuits out of the spotlight until at least after the 2000 election," Smith says. "We shareholders are entitled to inspection of corporate records pertaining to these matters, and - if necessary - disovery rules under the Federal Rules of Civil Procedure are robust, and are the envy of budding democratic judicial systems around the globe."

Smith adds: "All that the high-powered attorneys advising Dick Cheney and the Halliburton Board of Directors needed to do to uncover this liability was to check the U.S. Case Party Index. There, they would have discovered plenty of then-pending lawsuits naming Dresser Industries. That easy-to-perform search would have cost the Company under $10, instead of the untold millions we've paid to law firms like Baker Botts."

While working at Halliburton's KBR offices in Arlington, Virginia (from August 2001 to April 2003), Smith attended so-called "all hands' meetings" - conducted by top officers of the company - in which those officers sought to allay concerns about the then-pending bankruptcy proceedings involving KBR and Dresser. "I was shocked to hear them gloat about how the legal strategy was designed to shed mesothelioma-related liability," says Smith. "My father and both grandfathers were disabled in the coal mines, and I've seen men struggling to breath while on oxygen. Black lung is an occupational hazard for coal miners, and the callous and cavalier manner in which these corporate PowerPoint presentations portrayed the legal strategy was disturbing. The all-hands' meetings were held to allay the concerns of KBR employees that there would be no layoffs, and that their families and they need not worry. In fact, part of the presentation was a discussion of how robust the revenue pipeline was, while the bankruptcy proceedings were ongoing; another part of the presentation discussed new, open positions the company needed candidates for (with referral bonuses available). The juxtaposition of crying poor to the mesothelioma sufferers and their families - while advertising referral bonuses and bragging about robust revenue - was nothing short of Orwellian, in my opinion."

"As a shareholder of Halliburton, I want the company to achieve maximum sustainable long-term profit and viability. But that doesn't mean being an irresponsible corporate citizen," Smith says. "At a time when Congress was passing Halliburton-friendly legislation to cap asbestos-related liability, and 'reforming' bankruptcy laws to prevent so-called abuses of the system by mothers seeking to discharge their ex-husbands' bad debt, Halliburton officers and attorneys were bragging in these all-hands' meetings about their adroit use of the bankruptcy system to pay pennies on the dollar to mesothelioma sufferers."

On April 14th of this year, KBR filed a Form S-1, setting forth Halliburton's planned spinoff of the unit.

"I didn't know whether to laugh or cry when I saw that filing," says Smith, noting especially the section of the filing titled Our Relationship with Halliburton.

"Given what I knew from my time at KBR, I couldn't sit idly by and watch this happen. From my point of view, this was the long-predicted second step in Halliburton's Texas Two-Step: (1) use Halliburton's shareholders' resources to acquire Dresser (with full knowledge of the liability entailed), to keep the asbestos and mesothelioma story quiet for political reasons; and then (2) wait for an opportune time to unload the problem units, after the political dangers subsided."

Smith says he immediately called the IR department at Halliburton, and asked to speak to someone at headquarters about the mis-directed e-mails he received, and about the KBR spinoff announcement.

"On April 17th of this year - three days after the KBR spinoff filing - I had a lengthy conversation with Mr. Jim Bullock, an attorney with Halliburton's in-house legal department. He promised to look into the issue of the mis-directed e-mails and get back to me. I haven't heard from Mr. Bullock since April."

Smith adds: "Given what was discussed in those e-mails (the Nigerian bribery issue), and given that the Department of the Army has recently issued a Sources Sought Notice to perform a special audit of the settlement between KBR and the U.S. Government, I don't think now is the time for Halliburton to be unloading KBR."

Smith notes that the Sources Sought Notice is archived on FedBizOpps, and the solicitation number is: W74V8H06R0050. The Notice was posted to FedBizOpps on June 5, 2006, with a response date set for June 15th. The point of contact for that Sources Sought Notice is Mr. Charles D. Winslow in the Pentagon's Contracting Center for Excellence. His phone number is listed on the Notice as (703) 695-5029. Mr. Winslow could, presumably, provide details on the solicitation's status (e.g., whether the special audit is expected to get under way before or after the mid-terms, which audit firms responded to the Notice, and/or whether the solicitation is expected to be competitively bid or "sole sourced").

The KBR spinoff seemed to be placed on the back burner for a while, says Smith. "But then last week, one day after my proxy filing, the Company filed an amendment to the S-1, and stated an intent to press forward with the spinoff." The amended S-1 filing is available on EDGAR.

"Rule 23.1 of the Federal Rules of Civil Procedure is entitled Derivative Actions by Shareholders," says Smith, "and I can find my way to a courthouse with a well-pleaded Complaint. But first, I think these matters should be aired within the Company's governance structure."

Increased Share Repurchase Also of Concern, Says Smith

Last week, the Company announced that the Board of Directors has "authorized an increase of its existing common share repurchase program of up to an additional $2 billion," notes Smith. The increased buyback came one day after MorningStar observed: "This stock has experienced unusually high trading volume of 22,338,400 shares today; its average daily volume over the previous 30 days was 10,924,560 shares."

"Now, where I come from, we'd call a pig a pig on that coincidence. The records of Halliburton's transfer agent and the Depository Trust and Clearing Corporation for the day before the announced buyback should make for interesting reading - and my understanding is that those records are discoverable during legal proceedings (and/or available to Congressional oversight committees), if necessary."

Smith adds: "A $3 billion share repurchase program (the initial $1 billion announced in February, and now the additional $2 billion that has just been authorized) suggests to me that the Board of Directors cannot find anything better to do with the shareholders' capital. Instead of declaring a special dividend like Microsoft did recently (which allows each individual and institutional shareholder to decide whether or not to reinvest the proceeds in Halliburton), our Board seems to prefer to wield the shareholders' capital to maintain some kind of price floor. Do they have reason to anticipate an institutional selloff in the near future? Three billion dollars is a pretty hefty buyback authorization, when you take into account that the entire market capitalization of the company is about $28.8 billion, according to the Wall Street Journal online."

"These are the sorts of questions I look forward to posing to Mr. Lesar and the non-management Directors at the next stockholders' meeting," Smith says.

"Depending on how satisfied I am with the answers, there's always Rule 30 of the Federal Rules of Civil Procedure, Depositions upon Oral Examinations," Smith observes, adding, "Bernie Ebbers has pretty much obliterated the out-of-the-loop CEO defense."

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Important Information: David A. Smith plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of the Halliburton Company in connection with the 2007 Annual Meeting, currently scheduled to be held on Wednesday, May 17, 2007. HALLIBURTON SHAREHOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Smith is the beneficial owner of 1 share of Halliburton's common stock, as of September 21, 2006.